EXHIBIT 99

Deltek Systems, Inc.

13880 Dulles Corner Lane
Herndon, VA 20171

May 15, 2002

United States Securities and Exchange Commission

450 5th Street, N.W.
Washington, D.C. 20549

Re:	Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2002;

Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

      Deltek Systems, Inc. engages Arthur Andersen LLP (“Andersen”) as its independent public accountants. Andersen has completed its review in accordance with Statement of Auditing Standard (SAS) No. 71 on our financial statements for the quarter ended March 31, 2002.

      We are aware of the contents of Release Nos. 33-8070 and 34-45590 and the Addition of Temporary Note 3T to Article 3 of Regulation S-X (the “Temporary Note”). We have requested and received from Andersen a letter to the effect that Andersen has represented to Deltek that its SAS No. 71 review was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with the professional standards and that there was appropriate continuity of Andersen personnel working on the review, and availability of national office consultation. We do not have foreign affiliates, so the assurance from Andersen as to foreign affiliates is not relevant.

      Based on the foregoing, we respectfully request that the Commission accept Deltek’s financial statements as reviewed by Andersen in Deltek’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

Respectfully submitted,

/s/ LORI L. BECKER

Lori L. Becker
Chief Financial Officer